EX-28-a.12

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: The Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “DFA Long-Term Real Return Fixed Income Portfolio Institutional Shares” to the “Dimensional Retirement Fixed Income Fund III Shares.”

THIRD: The Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “DFA International Small Cap Value Portfolio Institutional Shares” to the “DFA International Small Cap Value Portfolio Shares.”

FOURTH: The foregoing amendments to the Charter of the Corporation, as set forth above, have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and each amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: The amendments to the Charter of the Corporation, as set forth above, do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that are the subject of the amendment.

SIXTH: These Articles of Amendment shall become effective upon filing.

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IN WITNESS WHEREOF, DFA Investment Dimensions Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 22nd day of July, 2011; and its Vice President acknowledges that these Articles of Amendment are the act of DFA Investment Dimensions Group Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DFA INVESTMENT DIMENSIONS GROUP INC.

By: /s/Catherine L.Newell	By: /s/Valerie A. Brown
Catherine L. Newell, Secretary	Valerie A. Brown, Vice President